UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2013 (December 31, 2012)

Lightstone Value Plus Real Estate Investment Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54047	83-0511223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

On December 31, 2012, Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “Company”), through the Company’s operating partnership, Lightstone Value Plus REIT II, LP (the “Operating Partnership”) and LVP East Rutherford, LLC (“LVP East Rutherford”), a newly formed majority-owned subsidiary of the Operating Partnership, entered into a Restructuring Agreement (the “Restructuring Agreement”) with a syndicate of unrelated third-party investors, including Moody National FFI Meadowlands Rollup LLC (collectively, the “Borrowers”) and Moody National FFI Meadowlands MT, LLC (together with the Borrowers, the “Borrower Parties”). The Borrowers are the owners of a limited service hotel (the “Hotel”) located in East Rutherford, NJ, which operates as a Fairfield Inn under a franchise agreement with Marriott International Inc. (“Marriott”) and is managed by Concord Hospitality Enterprises Company (“Concord”), an unrelated third-party, under a management agreement with an initial term that expires in August 2017. Previously, on June 29, 2010, the Company, through its Operating Partnership, purchased a fixed-rate, nonrecourse mortgage note (the “Loan”) with an original principal balance of $18.7 million for $7.9 million from an unrelated third-party financial institution. The Loan, which is secured by the Hotel, has been in default since February 2009 and the carrying value of the Company’s investment in the Loan is approximately $7.0 million.

Under the terms of the Restructuring Agreement, the Borrowers will contribute the Hotel to LVP East Rutherford and the Borrower Parties and the Operating Partnership will receive 17.4% and 82.6%, respectively, of the outstanding common units in LVP East Rutherford. Additionally, the Company, through LVP East Rutherford Loan Acquisition LLC, a subsidiary the Operating Partnership, will issue a promissory note (the “Promissory Note”) in the principal amount of $6.3 million to LVP East Rutherford which will be secured by the Hotel. The Promissory Note will have an initial maturity date of January 6, 2021, bear interest at 9.00%, and require monthly principal and interest payments pursuant to a 30-year amortization schedule through its stated maturity. LVP East Rutherford will also have an option to further extend the maturity of the Promissory Note for two additional one-year periods. Upon consummation of the transactions provided for in the Restructuring Agreement, all existing obligations under the Loan will be satisfied in full. See Item 2.01 – Completion of Acquisition or Disposition of Assets for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 31, 2012, the transactions provided for in the Restructuring Agreement, as disclosed in Item 1.01, were consummated. Simultaneously, the Company, through the Operating Partnership, purchased an additional 5.1% of the outstanding common units of LVP East Rutherford for $0.1 million from various Borrowers that chose not to participate in the Restructuring Agreement. As a result, the Company, through the Operating Partnership, holds in the aggregate 87.7% of the outstanding common units of LVP East Rutherford.

Under the terms of the operating agreement of LVP East Rutherford, the Operating Partnership is the majority holder and manager of, and has the ability to make all major decisions regarding, LVP East Rutherford, unless they relate to certain agreements with affiliated parties or amendments to the operating agreement that may adversely affect a minority interest holder in a disproportionate manner to other members of the same class of stock. LVP East Rutherford has two authorized classes of stock consisting of preferred units, none of which have been issued at this time, and common units. Distributions will be first to the preferred units, if any, and then to the common units in proportion to their ownership interests.

The Hotel, which opened in 1997 and was renovated in 2007, has 141 rooms, including 39 king guestrooms, 89 double/double guestrooms, nine double rooms, and four suites. Located at 850 Paterson Plank Road in East Rutherford, NJ, the Hotel is in immediate proximity to Teterboro Airport and Meadowlands Sports Complex, seven miles west of New York City and 15 miles from Newark International Airport.

The Company has established a taxable subsidiary, LVP FFI East Rutherford Holding Corp. (“LVP FFI”), which has entered into an operating lease agreement for the Hotel. LVP FFI also entered into a relicensing franchise agreement (the “Franchise Agreement”) with Marriott for the Hotel which runs through 2025. The Hotel will continue to be managed by Concord.

The Franchise Agreement requires LVP FFI to make certain renovations and improvements to the Hotel in accordance with a prescribed property improvement plan (the “FFI PIP”) over the next nine months. The estimated cost for the FFI PIP is approximately $4.7 million. Management of the Company believes that the Hotel is adequately insured.

Item 9.01	Financial Statements and Exhibits.

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial information that may be required by this item is not being filed or furnished herewith. To the extent financial information is required by this item, such financial information will be filed or furnished with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST II, INC.

Date: January 7, 2013	By:	/s/ Donna Brandin
Donna Brandin Chief Financial Officer and Treasurer